EXHIBIT 99
News Release

Dave & Buster’s Appoints Jonathan Halkyard, CFO of Caesars Entertainment, and Kevin Sheehan, President and CEO of Norwegian Cruise Lines, to Board of Directors

Dallas, September 9, 2011–Dave & Buster’s, Inc., a leading operator of high volume entertainment/dining venues, today announced that Jonathan Halkyard and Kevin Sheehan have been appointed to serve as members of the Company’s Board of Directors, effective immediately.  Both executives have significant experience building and growing well-known customer-facing brands and will enhance the existing six-member board.

“We are very pleased that Mr. Halkyard and Mr. Sheehan will be joining Dave & Buster’s board.  They have deep experience leading and operating name-brand franchises in which both entertainment and hospitality are critical components of the business.  We look forward to benefiting from their knowledge and expertise,” said Tyler Wolfram, Chairman of Dave & Buster's and Partner at Oak Hill Capital Partners.

“We are excited to welcome these two highly experienced business leaders. Their insight will be invaluable as we continue to expand our footprint and position the company for accelerated growth,” said Steve King, Chief Executive Officer of Dave & Buster's.

Mr. Halkyard is currently Senior Vice President and Chief Financial Officer of Caesars Entertainment Corporation (formerly known as Harrah’s Entertainment, Inc.), which owns and operates more than 50 casinos in seven countries.  Prior to joining Harrah’s in 1999, he held several leadership positions in corporate development and operations with Landmark Communications.

Mr. Sheehan is currently the President and Chief Executive Officer of Norwegian Cruise Lines, an industry leading cruise line operator.  Before joining Norwegian in 2007, Mr. Sheehan served a nine-year career with Cendant Corporation, most recently serving as Chairman and CEO of its Vehicle Services Division where he was responsible for Avis Rent A Car, Budget Rent A Car, Budget Truck, PHH Vehicle Management, First Fleet and Wright Express.  He is a director of GateHouse Media, Inc. and previously served on the faculty of Adelphi University’s School of Business.

About Dave & Buster's
In May 2010, Oak Hill Capital Partners and the Dave & Buster's management team formed a partnership to acquire Dave & Buster's.  Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's is the premier national owner and operator of 56 high-volume venues that offer interactive entertainment options for adults and families, such as skill/sports-oriented redemption games and technologically advanced video and simulation games, combined with a full menu of high quality food and beverages.  Dave & Buster's currently has stores in 24 states and Canada.

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